Exhibit 5.1

July 17, 2013

Take-Two Interactive Software, Inc.

622 Broadway

New York, New York 10012

Re:  Take-Two Interactive Software, Inc. – Overallotment Exercise

Ladies and Gentlemen:

We have acted as counsel to Take-Two Interactive Software, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on June 12, 2013 of a registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), that is automatically effective under the Act pursuant to Rule 462 promulgated thereunder. The Registration Statement relates to, among other things, the proposed issuance and sale, from time to time, by the Company of debt securities (the “Debt Securities”) and shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock” and together with the Debt Securities, the “Securities”), each with an indeterminate amount as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(r) under the Act. The Debt Securities and Common Stock are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplements to the Prospectus.

Pursuant to the Registration Statement, the Company has issued $37,500,000 principal amount of the Company’s 1.00% Convertible Senior Notes due 2018 (the “Option Securities”), all of which were sold pursuant to the Underwriting Agreement, dated as of June 12, 2013 (the “Underwriting Agreement”), by and between the Company and, J.P. Morgan Securities LLC, Barclays Capital Inc. and Wells Fargo Securities, LLC as representatives of the several underwriters listed on Schedule 1 thereto (the “Underwriters”), to the Underwriters.

The Option Securities have been issued in the form set forth in the Indenture, dated as of June 18, 2013 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) and the Supplemental Indenture, dated as of June 18, 2013 (collectively with the Base Indenture, the “Indenture”), by and between the Company and the Trustee. The Option Securities are also convertible initially into up to 2,439,818 shares of Common Stock (such number of shares of Common Stock issuable upon conversion of the Option Securities referred to herein as, the “Conversion Shares”).

Take-Two Interactive Software, Inc.

July 17, 2013

We have examined the Underwriting Agreement, the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the base prospectus, dated June 12, 2013, together with the documents incorporated by reference therein, filed with the Registration Statement relating to the offering of the Option Securities (the “Base Prospectus”); the preliminary prospectus supplement, dated June 12, 2013, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Option Securities (collectively with the Base Prospectus, the “Preliminary Prospectus Supplement”); the final prospectus supplement, dated June 12, 2013, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Option Securities (collectively with the Base Prospectus, the “Final Prospectus Supplement”); the Indenture and the Option Securities. In addition, we have examined such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, agreements, documents, instruments and certificates of the Company submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; (iii) the due authorization, execution and delivery of all documents and agreements (including the Indenture) by all parties thereto (other than the Company) and the binding effect of such documents and agreements on all such parties (other then the Company); (iv) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company); (v) the legal rights and power of all such parties (other than the Company) under all applicable laws and regulations to enter into, execute and deliver such agreements and documents; and (vi) the capacity of natural persons. As to all questions of fact material to such opinions, we have relied without independent check or verification upon certificates of the Company, and their respective officers, employees, agents and representatives; and certificates of public officials.

A.	Based on the foregoing and subject to the qualifications and limitations expressed below, we are of the opinion that:

1.	The execution and delivery of the Indenture has been duly authorized by the Company, and the Indenture constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with the terms thereof.

2.	The Option Securities have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture.

3.	When the applicable conversion right has been duly exercised in accordance with the terms of the Option Securities and the Indenture and the Conversion Shares have been issued and delivered upon such exercise in accordance with the terms of the Option Securities and the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable.

Take-Two Interactive Software, Inc.

July 17, 2013

B.	The foregoing opinions are subject to the following qualifications:

The opinions set forth in paragraphs A.1 through and including A.3 above are qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be brought and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading “Legal Matters” in the Base Prospectus and Prospectus Supplements included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP